Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2012 FIRST QUARTER RESULTS AND UPDATES ITS 2012 BUSINESS OUTLOOK

BOISE, Idaho (February 2, 2012) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2011.

Highlights:

▪
Total revenues were $461.9 million for the quarter, 26.1% higher than revenues for the same period in the prior fiscal year.  Excluding the impact of the acquisition of the assets of Micro Beef Technologies, Ltd. (“Micro”), revenue growth in the United States was 14.1% for the quarter.

▪	Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.4% for the quarter, compared to 8.5% for the same period in the prior fiscal year.
▪	Operating income was $21.4 million for the quarter, 22.1% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $13.2 million for the quarter, 21.9% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $1.05 for the quarter, compared to $0.87 for the same period in the prior fiscal year.

▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 34% for the quarter compared to the same period in the prior fiscal year.
▪
Revenues from our veterinary pharmacy programs increased approximately 43% to $47.6 million for the quarter compared to the same period in the prior fiscal year, including $6.7 million in pharmacy revenues from Micro.

▪	We generated cash flow from operations for the quarter ended December 31, 2011 of $7.3 million compared to cash used in operations of $5.9 million for the same period in the prior fiscal year.
▪
On October 31, 2011, we acquired substantially all of the assets of Micro for an aggregate purchase price of $61 million, including $53.4 million in cash, 94,359 shares of common stock, which were valued at $7.2 million at the time of the acquisition and an estimated working capital adjustment of $322,000.  The purchase price remains subject to a final post-closing working capital and debt adjustment.  Micro was a value-added distributor to the production animal market, including the distribution of micro feed ingredients, pharmaceuticals, vaccines, parasiticides, supplies, and other animal health products.  Micro also was a leading innovator of proprietary, computerized management systems for the production animal market.

“Our results during the December quarter were impressive,” said Jim Cleary, President and Chief Executive Officer.  “We continued to see excellent growth in our revenues and net income, including growth from both our companion animal and production animal customers.  Our value-added services coupled with the product and services offering provided by Micro contributed to our ability to exceed expectations.  We look forward to the continued integration of Micro and identifying solutions to help partner with our customers and vendors.”

Quarter ended December 31, 2011 compared to quarter ended December 31, 2010

Total revenues increased 26.1% to $461.9 million for the quarter ended December 31, 2011, compared to $366.2 million for the quarter ended December 31, 2010.  Excluding the impact of the acquisition of the assets of Micro, revenue growth in the United States was 14.1% for the quarter ended December 31, 2011, compared to the quarter ended December 31, 2010.  Revenues from the acquisition of Micro were $46.2 million for the quarter ended December 31, 2011.  Revenue growth in the United Kingdom was 11.0% for the quarter ended December 31, 2011, consisting of 11.7% organic growth offset by a decline of 0.7% related to foreign currency exchange.  Commissions were $3.7 million during the quarter ended December 31, 2011, consistent with the quarter ended December 31, 2010.  Commissions were negatively impacted by the loss of a pet food line that we represented for most of fiscal year 2011 that we will not represent in fiscal year 2012, partially offset by growth in other agency products that we represent.

Gross profit increased by 24.8% to $62.5 million for the quarter ended December 31, 2011, compared to $50.1 million for the quarter ended December 31, 2010.  Gross profit as a percentage of total revenues decreased to 13.5% for the quarter ended December 31, 2011, compared to 13.7% for the quarter ended December 31, 2010 due to a reduction in vendor rebates and commissions as a percentage of total revenues.  Vendor rebates for the quarter ended December 31, 2011 increased by approximately $535,000 compared to the quarter ended December 31, 2010.

Operating income increased 22.1% to $21.4 million for the quarter ended December 31, 2011, compared to $17.5 million for the quarter ended December 31, 2010.  SG&A expenses increased 25.3% to $38.9 million for the quarter ended December 31, 2011, compared to $31.0 million for the quarter ended December 31, 2010.  SG&A expenses as a percentage of total revenues were 8.4% for the quarter ended December 31, 2011, compared to 8.5% for the quarter ended December 31, 2010.  Included in the increase in SG&A expenses for the quarter ended December 31, 2011 are direct acquisition-related and integration expenses related to Micro of $235,000.

Net income increased 21.9% to $13.2 million for the quarter ended December 31, 2011, compared to $10.8 million for the quarter ended December 31, 2010.  Diluted earnings per share were $1.05 and $0.87 for the quarter ended December 31, 2011 and 2010, respectively, an increase of 20.7%.

As of December 31, 2011, we had $51.6 million outstanding on our credit facilities. We generated cash from operations of $7.3 million for the quarter ended December 31, 2011.  In connection with the acquisition of Micro, on November 1, 2011, we entered into an amendment to our credit facility which increased the borrowing capacity from $100 million to $150 million.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2012, revenues will be from $1.90 billion to $1.95 billion, which represents growth of 21% to 25% compared to revenues in fiscal year 2011.  The Company estimates that diluted earnings per share will be from $3.85 to $4.00 per share, which represents growth of 13% to 18% compared to diluted earnings per share in fiscal year 2011.  The Company’s previous guidance for the fiscal year ending September 30, 2012 was revenues from $1.87 billion to $1.93 billion and diluted earnings per share of $3.70 to $3.90.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on February 2, 2012 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2012 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 16, 2012 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 44272443.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom.  MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers.  For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended December 31,
Statements of Income	2011	2010
Revenues	$461,901	$366,174
Cost of product sales	399,387	316,102
Gross profit	62,514	50,072
Selling, general and administrative expenses	38,907	31,047
Depreciation and amortization	2,192	1,489
Operating income	21,415	17,536
Interest expense	(183)	(182)
Other income	265	208
Income before taxes	21,497	17,562
Income tax expense	(8,301)	(6,734)
Net income	$13,196	$10,828

Net income per share - diluted	$1.05	$0.87
Weighted average common
shares outstanding - diluted	12,605	12,483

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2011	2011
Assets
Cash	$551	$606
Receivables, net	237,880	215,861
Inventories	235,167	170,065
Prepaid expenses and other current assets	6,133	10,079
Deferred income taxes	1,700	1,672
Total current assets	481,431	398,283

Property and equipment, net	34,838	25,209
Goodwill	54,792	49,041
Intangibles, net	45,236	24,894
Other assets, net	7,149	6,792
Total Assets	$623,446	$504,219

Liabilities
Credit facilities	$51,563	$2,907
Accounts payable	230,139	182,594
Accrued expenses and other current liabilities	18,339	16,385
Current portion of capital lease obligations	898	909
Total current liabilities	300,939	202,795

Deferred income taxes	6,442	5,989
Long-term debt and capital lease obligations	351	354
Other long-term liabilities	2,529	2,271

Stockholders' Equity	313,185	292,810

Total Liabilities and Stockholders' Equity	$623,446	$504,219